PROSPECTUS SUPPLEMENT NO. 38, DATED NOVEMBER 14, 1995               PURSUANT TO
-----------------------------------------------------            RULE 424(B)(3)
(TO PROSPECTUS DATED OCTOBER 3, 1994)                      REG. NO. 33-54561

                              800,000 DEPOSITARY SHARES,
             4,000 SHARES OF $450 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                        AND
                          17,777,777 SHARES OF COMMON STOCK

                             AMERICAN EXPLORATION COMPANY

   The following beneficial owner of Depositary Shares has requested the Company to file a Prospectus Supplement identifying it as a Selling Securityholder. The information concerning such Selling Securityholder has been provided by such Selling Securityholder.

                                    NO. OF      NO. OF DEPOSITARY     % OF OUTSTANDING      % OF OUTSTANDING
   SELLING                        DEPOSITARY          SHARES          DEPOSITARY SHARES     DEPOSITARY SHARES
SECURITYHOLDER                   SHARES OWNED    THAT MAY BE SOLD         BEFORE SALE           AFTER SALE
--------------                   ------------    ----------------     -----------------     -----------------
Prism Partners II
Weintraub Capital Management
655 Montgomery Street, Ste. 600
San Francisco, CA 94111              1,800           1,800                  0.23%                  --%
                                     -----           -----                  -----                 ---

   Total                             1,800           1,800                  0.23%                  --%
                                     =====           =====                  =====                 ===

   Additional Selling Securityholders or other information concerning the Selling Securityholder listed above may be set forth in subsequent Prospectus Supplements from time to time. As a result of such additional Prospectus Supplements, the total amount of Depositary Shares offered for the account of Selling Securityholders may increase further, up to a maximum of 800,000 Depositary Shares.